Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. (File No. 333-252801) of AgEagle Aerial Systems Inc., of our report dated March 31, 2021, relating to the consolidated financial statements for the year ended December 31, 2020, which appear in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ WithumSmith+Brown, PC

Orlando, Florida

March 31, 2021